Exhibit 5.1

OPINION OF SUMMIT LAW GROUP, PLLC

December 9, 2016

SenesTech, Inc.
3140 N. Caden Court, Suite 1
Flagstaff, AZ 86004

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SenesTech, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 2,996,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), consisting of (a) 2,976,000 shares of Common Stock reserved for issuance pursuant to the 2015 Equity Incentive Plan and (b) 20,000 shares of Common Stock reserved for issuance pursuant to the 2008-2009 Non-Qualified Stock Option Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that any Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares, issuance thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Common Stock then-remaining authorized but unissued, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Summit Law Group, PLLC

Summit Law Group, PLLC